INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 20 to Registration Statement No. 33-12362 on Form N-4 of The Prudential Variable Contract Account-24 of The Prudential Insurance Company of America (1) of our report dated February 15, 1996, relating to the financial statements of The Prudential Variable Contract Account-24, and (2) of our report dated March 1, 1996, except for Note 1A as to which the date is March 10, 1997, relating to the statutory financial statements of The Prudential Insurance Company of America in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts," also appearing in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
April 25, 1997